Exhibit 99.47
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                                  NEWS RELEASE
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For Immediate Release                                       Contact:  Tom McGraw
                                                            650-875-4865


               FNB Bancorp Appoints New Director, Merrie Lightner

FNB Bancorp (Bulletin Board FNBG), the holding company for First National Bank of Northern California, is pleased to announce the appointment of Merrie Turner Lightner to the Board of Directors of FNB Bancorp and First National Bank of Northern California, effective April 1, 2007.

Ms. Lightner is Vice-President and Chief Financial Officer of the Lightner Property Group, Inc., based in San Francisco. She is also a California attorney at law and a licensed real estate broker, and a former commission president of the San Francisco Rent Stabilization and Arbitration Board. In addition, Ms. Lightner has extensive business experience in real estate management and development matters.

"Merrie brings a wealth of experience and skills to FNB Bancorp and First National Bank of Northern California," said Mike Wyman, Chairman of the Board. "Her background within the San Francisco business community, along with her legal and real estate experience, add tremendously to our Board and the Bank."

First National Bank of Northern California was established in 1963 in Daly City, California. Today, the Bank has 11 branches in San Mateo County and two branches in San Francisco with total assets of approximately $600,000,000 (six hundred million dollars).